Exhibit 99.1

CONTACT:

PetSmart Investor Relations

(623) 587-2025

PetSmart Reports Results for the Second Quarter 2012

Q2 Earnings up 31% to $0.71 per Share; Comp Sales of 7.0%; Total Sales up 9%; Comp Transactions up 2.9%

PHOENIX, AZ—(August 15, 2012) - PetSmart, Inc. (NASDAQ: PETM) today reported earnings of $0.71 per share, up 31% compared to $0.54 per share in the second quarter of 2011. Net income totaled $79 million in the second quarter of 2012, compared to $61 million in the second quarter of 2011.

Total sales for the second quarter of 2012 increased 9% to $1.6 billion. The increase in net sales was partially impacted by $4 million in unfavorable foreign currency fluctuations. Comparable store sales, or sales in stores open at least a year, grew 7.0%, benefitting from comparable transactions growth of 2.9%. Services sales, which are included in total sales, grew 7% to $191 million.

During the second quarter, the company generated $104 million in operating cash flow, spent $35 million in capital expenditures, distributed $15 million in dividends, and repurchased $47 million of PetSmart stock. The company ended the quarter with $354 million in cash, cash equivalents and restricted cash and zero borrowings on its credit facility.

“Our performance in the second quarter was due to strength across all three merchandising categories, as well as across services,” said Bob Moran, Chairman and Chief Executive Officer. “We’ve built a culture of innovation and differentiation, showing our customers how we’re different from the competition, and how we offer the best choice.”

“As a reminder, 2012 contains a 53rd week. For all of 2012, we anticipate comparable store sales growth in the mid-single digit range, and total sales growth in the 10% to 11% range. We are raising our earnings per share guidance from a previous range of $3.19 to $3.31, to our current expectations of $3.30 to $3.40. The impact of the extra week is estimated to be $120 million in sales and $0.16 in EPS,” said Chip Molloy, Executive Vice President and Chief Financial Officer. “For the third quarter of 2012, we are expecting comparable store sales growth in the mid-single digit range, and earnings per share between $0.59 to $0.63.”

Conference call information

PetSmart management has scheduled a teleconference for 4:30 p.m. EDT on August 15, 2012 to discuss results for the second quarter 2012. This teleconference will be webcast live for all investors at www.petm.com or www.streetevents.com. The webcast will be available until the company announces results for the third quarter of 2012. In addition, you can listen to the call live by dialing 866-206-7202 (within the United States and Canada) or 703-639-1112 (for international callers), code 1586814.

A phone replay will be available through September 15, 2012, 11:59 p.m. EDT, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1586814.

About PetSmart

PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 50,000 associates and operates more than 1,249 pet stores in the United States, Canada and Puerto Rico, over 194 in-store PetSmart® PetsHotel® dog and cat boarding facilities and is a leading online provider of pet supplies and pet care information (http://www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers dog training, pet grooming, pet boarding, PetSmart Doggie Day Camp SM day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization and the largest funder of animal welfare efforts in North America, has provided more than $165 million in grants and programs benefiting animal welfare organizations. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 5 million pets.

Forward-looking statements

This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2012 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

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PetSmart, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share and store data)

(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2012	% of Sales	July 31, 2011	% of Sales	July 29, 2012	% of Sales	July 31, 2011	% of Sales
Merchandise sales	$1,419,383	87.6%	$1,300,473	87.4%	$2,858,942	88.0%	$2,614,822	87.8%
Services sales	190,867	11.8%	177,945	12.0%	371,881	11.4%	345,041	11.6%
Other revenue	9,417	0.6%	9,135	0.6%	18,737	0.6%	18,056	0.6%

Net sales	1,619,667	100.0%	1,487,553	100.0%	3,249,560	100.0%	2,977,919	100.0%

Cost of merchandise sales	986,885	60.9%	916,736	61.6%	1,981,393	61.0%	1,836,212	61.7%
Cost of services sales	134,550	8.3%	124,698	8.4%	263,241	8.1%	245,252	8.2%
Cost of other revenue	9,417	0.6%	9,135	0.6%	18,737	0.6%	18,056	0.6%

Total cost of sales	1,130,852	69.8%	1,050,569	70.6%	2,263,371	69.7%	2,099,520	70.5%

Gross profit	488,815	30.2%	436,984	29.4%	986,189	30.3%	878,399	29.5%

Operating, general and administrative expenses	352,755	21.8%	326,708	22.0%	695,778	21.4%	646,440	21.7%

Operating income	136,060	8.4%	110,276	7.4%	290,411	8.9%	231,959	7.8%

Interest expense, net	(13,550)	-0.8%	(14,255)	-1.0%	(27,679)	-0.9%	(28,702)	-1.0%

Income before income tax expense and equity in income from Banfield	122,510	7.6%	96,021	6.5%	262,732	8.1%	203,257	6.8%

Income tax expense	(48,333)	-3.0%	(37,624)	-2.5%	(96,505)	-3.0%	(76,530)	-2.6%
Equity in income from Banfield	4,343	0.3%	2,783	0.2%	6,976	0.2%	5,358	0.2%

Net income	$78,520	4.8%	$61,180	4.1%	$173,203	5.3%	$132,085	4.4%

Earnings per common share:
Basic	$0.73		$0.54		$1.59		$1.17

Diluted	$0.71		$0.54		$1.57		$1.15

Weighted average shares outstanding:
Basic	108,260		112,396		108,595		112,972
Diluted	109,934		114,341		110,507		115,039
Stores open at beginning of each period	1,241		1,192		1,232		1,187
Stores opened during each period	11		8		25		13
Stores closed during each period	(3)		(3)		(8)		(3)

Stores open at end of each period	1,249		1,197		1,249		1,197

PetSmart, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except par value)

(Unaudited)

	July 29, 2012	January 29, 2012	July 31, 2011
Assets
Cash and cash equivalents	$282,011	$342,892	$259,180
Short-term investments	16,730	20,311	11,833
Restricted cash	71,916	70,189	61,439
Receivables, net	56,358	53,899	63,991
Merchandise inventories	691,820	644,864	638,294
Deferred income taxes	51,381	51,381	44,999
Prepaid expenses and other current assets	131,521	80,352	84,177

Total current assets	1,301,737	1,263,888	1,163,913

Property and equipment, net	1,016,359	1,067,028	1,072,269
Equity investment in Banfield	30,940	37,824	32,256
Deferred income taxes	84,288	93,485	92,198
Goodwill	44,043	44,084	45,428
Other noncurrent assets	44,115	37,775	37,553

Total assets	$2,521,482	$2,544,084	$2,443,617

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$248,072	$199,177	$189,959
Accrued payroll, bonus and employee benefits	140,607	158,079	123,557
Accrued occupancy expenses and deferred rents	71,543	68,584	65,704
Current maturities of capital lease obligations	58,152	54,219	49,362
Other current liabilities	188,978	201,247	142,081

Total current liabilities	707,352	681,306	570,663

Capital lease obligations	482,099	505,273	514,724
Deferred rents	77,992	81,403	83,675
Other noncurrent liabilities	117,272	122,273	118,620

Total liabilities	1,384,715	1,390,255	1,287,682

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	17	16	16
Additional paid-in capital	1,377,678	1,312,996	1,268,297
Retained earnings	1,647,088	1,507,054	1,379,937
Accumulated other comprehensive income	5,322	5,490	7,964
Less: Treasury stock	(1,893,338)	(1,671,727)	(1,500,279)

Total stockholders’ equity	1,136,767	1,153,829	1,155,935

Total liabilities and stockholders’ equity	$2,521,482	$2,544,084	$2,443,617